December 21, 2006
Harbin Electric, Inc.
No. 9 Ha Ping Xi Lu, Ha Ping Lu Ji Zhong Qu
Harbin Kai Fa Qu, Harbin
People’s Republic of China 150060
Attn: Tianfu Yang, Chairman and Chief Executive Officer

Re: Harbin Electric, Inc.

Mr. Yang:

Reference is made to that certain Indenture dated as of August 30, 2006 (the “Indenture”), entered into among Harbin Electric, Inc. (the “Company”), Advanced Electric Motors, Inc., a wholly-owned subsidiary of the Company, as guarantor, and The Bank of New York, as trustee, with respect to the Company’s Guaranteed Senior Secured Floating Rate Notes due 2012 (the “2012 Notes”) and the Company’s Guaranteed Senior Secured Floating Rate Notes due 2010 (the “2010 Notes”, and together with the 2012 Notes, the “Notes”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Indenture.

The undersigned represents that, as of the date hereof, it is the holder of $ 26.5 million in aggregate principal amount of the 2012 Notes. This amount constitutes a majority of the outstanding aggregate principal amount of the Notes currently outstanding.

The undersigned hereby waives, until February 28, 2007, the Company’s obligation pursuant to and in compliance with Section 4.27 of the Indenture to appoint a senior financial officer on a full-time basis with the Company. In addition, the undersigned hereby irrevocably, unconditionally and completely waives any and all claims to Liquidated Damages that may otherwise have accrued prior to February 28, 2007 due to the Company’s failure to appoint a senior financial officer in compliance with Section 4.27 of the Indenture, provided that if the Company fails to appoint such financial officer, as described in Section 4.27 of the Indenture, on or prior to February 28, 2007, the Company shall immediately thereafter pay the holders of the Notes such Liquidated Damages on a pro rata basis (proportionate to their respective holdings of the Notes then outstanding).

In addition, the undersigned hereby agrees to amend that certain Purchase Agreement, dated August 29, 2006, by and among the Company, Advanced Electric Motors, Inc., the undersigned and Merrill Lynch International (the “Purchase Agreement”) to the effect that the reference to “the 120th day following the Closing Date” shall be substituted with “February 28, 2007”, provided that (1) the Purchase Agreement shall otherwise remain in full force and effect and (2) all the other signatories to the Purchase Agreement thereto shall agree to so amend the Purchase Agreement in accordance with the terms thereof.

This letter may be signed in one or more counterparts, each of which shall be deemed and original and all of which, taken together, shall constitute one and the same agreement. Any signature delivered by a party via telecopier shall be deemed to be an original signature hereto.

Very truly yours,

CITADEL EQUITY FUND LTD.

By:
Its:

By:	_______________________________
Name:
Its:

CONSENTED AND AGREED TO BY:
HARBIN ELECTRIC, INC.

By:	_______________________
Name: Tianfu Yang
Title: Chairman and Chief Executive
Officer